Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the following Registration Statements of LandAmerica Financial Group, Inc. (formerly Lawyers Title Corporation), on Forms S-8, Nos. 33-42916, 333-02884, 33-43811, 33-49624, and
S-3 Nos. 333-46191 and 333-46211 of our report dated February 11, 1998 (February 27, 1998 as to Note 10) on the combined financial statements of Commonwealth Land Title Insurance Company and subsidiaries and Transnation Title Insurance Company and subsidiaries for the year ended December 31, 1997 included in Form 8-K of LandAmerica Financial Group, Inc. filed on March 16, 1998.


/s/ Deloitte & Touche LLP


Philadelphia, Pennsylvania
April 14, 1998